FORTEM RESOURCES INC. ANNOUNCES

INVESTOR RELATIONS AGREEMENT WITH NEVADA RADIO LLC

February 5, 2019 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company”) announces that it has retained Nevada Radio LLC (dba USA Radio Networks) (“USA Radio”) to provide broadcast advertising services to the Company.

The agreement with USA Radio is for a term of six months. USA Radio will be paid a sum of $60,000 USD over the six-month term, payable in installments of $20,000 USD due in advance before any services are performed ($10,000 USD for the first month, plus a deposit of $10,000 to be applied to the sixth month or the final month if the agreement term is extended) and $10,000 USD due on the 29th day of each subsequent month. The agreement with USA Radio and the consideration payable thereunder are subject to approval by the TSX Venture Exchange.

USA Radio Network is an American media company, specializing in long-form spoken word (talk radio) and radio newscast production and distribution. The network produces and distributes 24-hour news, news/talk, information, opinion and talk/entertainment radio programming to approximately 500 radio stations around the world on two full-time satellite channels and through various digital protocol systems. As Fortem Resources continues to grow, the Company feels it is important to market its success globally.

About Fortem Resources

Fortem Resources Inc. is a Nevada oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American and international expansion through an acquisition strategy.

For further information about the Company, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.